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                                                                    EXHIBIT 7(i)


                 CERTAIN BACKGROUND INFORMATION WITH RESPECT TO
            EXECUTIVE OFFICERS AND DIRECTORS OF TIE ACQUISITION CO.


     The name, present principal occupation or employment of each of the directors and executive officers of TIE Acquisition Co. ("Acquisition") are set forth below. The principal business address of the Purchaser, SPII, Security Properties Inc., Security Properties Real Estate Services Inc., IREMCO, Hallmark Capital Partners, Ltd., each of the Purchaser's directors and executive officers is 1201 Third Avenue, Suite 5400, Seattle, Washington 98101-3031. The principal business address of MIDCOM Communications Inc. is 1111 Third Avenue, Seattle, Washington 98101.

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                                  Position with Purchaser; Principal
     Name                         Occupation or Employment
     ----                         ----------------------------------
Paul H. Pfleger         Director of Acquisition since September 1995; Mr.
                        Pfleger has been Chairman of the Board of MIDCOM
                        Communications Inc., a provider of telecommunications services, since its formation in 1989. He was a founder and currently serves as Chairman of the Board of Directors of SPII, an investment management company. Mr.
                        Pfleger has been Chairman of the Board of Directors of Interfinancial Real Estate Management Company ("IREMCO") since 1983 and has been its President since April 1993.
                        IREMCO is the General Partner of the following four limited partnerships: Urban Improvement Fund Limited
                        ("UIFL") 1972; UIFL 1973; UIFL 1973-II; and UIFL 1974.
                        Mr. Pfleger, age 59, is a citizen of the United States.

Charles B. McNamee      President and Chief Executive Officer of
                        TIE/communications, Inc. since October 1995. President and director of Acquisition since September 1995. Mr.
                        McNamee, age 48, is a citizen of the United States.

John M. Orehek          Vice President, Secretary and director of Acquisition
                        since September 1995. Mr. Orehek has served as a director of MIDCOM Communications Inc., a provider of telecommunications services, since 1992. Mr. Orehek has served in various capacities with SPII, an investment management company, from 1991 to the present, including most recently as President and Chief Executive Officer.
                        In addition, Mr. Orehek has been a director of IREMCO since 1993.

Dorothy M. Denton       Tax Manager of SPII since 1986 and Vice President of
                        Security Properties Inc. since May, 1994. Ms. Denton, age 40, is a citizen of the United States.

Wilfrid S. Bastine      Vice President of IREMCO and Security Properties Inc.
                        Mr. Bastine is also the President of Security Properties
                        Real Estate Services Inc. In addition, since 1992 Mr.
                        Bastine has served as a director and Secretary of the Institute for Responsible Housing Preservation, 1255
                        23rd Street, N.W., Suite 800, Washington, D.C. 20037.
                        Mr. Bastine, age 37, a citizen of the United States.
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